CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated July 15, 1996 included in Kos Pharmaceuticals, Inc.'s Form S-1 Registration Statement for the year ended June 30, 1996 and to all references to our Firm included in this Form S-8 Registration Statement.

ARTHUR ANDERSEN LLP

Miami, Florida,
  August 21, 1997.